                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange act of 1934
                                (Amendment no. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          WEST TELESERVICES CORPORATION
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies: N/A

     (2)  Aggregate number of securities to which transaction applies: N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

     (4)  Proposed maximum aggregate value of transaction: N/A

     (5)  Total fee paid: N/A

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,or the form or schedule and the date of its filing.

     (1)  Amount previously paid: N/A

     (2)  Form, Schedule or Registration Statement No.: N/A

     (3)  Filing party: N/A

     (4)  Date filed: N/A

                    [LOGO OF WEST TELESERVICES CORPORATION]

                         WEST TELESERVICES CORPORATION
                           11808 Miracle Hills Drive
                             OMAHA, NEBRASKA 68154

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held on May 12, 1999

To the Stockholders of WEST
TELESERVICES CORPORATION.

  You are cordially invited to attend the annual meeting of stockholders (the "Annual Meeting") of West TeleServices Corporation, a Delaware corporation (the "Company"), which will be held at the Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska on May 12, 1999 at 9:00 a.m., Central Daylight Time, for the following purposes:

    1. To elect two directors to serve for three-year terms until the 2002 annual meeting of stockholders;

    2. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 1999; and

    3. To consider and transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on April 2, 1999 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                          Mary E. West
                                          Vice Chairman and Secretary


Dated: April 5, 1999

Whether or not you expect to be present at the Annual Meeting, please date and sign the enclosed proxy and return it promptly in the enclosed envelope. In the event you attend the Annual Meeting and vote in person, the proxy will not be used. These proxy materials are furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting and at any adjournment or postponement thereof.

                         WEST TELESERVICES CORPORATION
                           11808 Miracle Hills Drive
                             Omaha, Nebraska 68154

                               ----------------

                                PROXY STATEMENT

                               ----------------

  You are cordially invited to attend the Annual Meeting of Stockholders on May 12, 1999, to be held at the Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska at 9:00 a.m. Central Daylight Time, and at any adjournment or postponement thereof. The Company's Annual Report to Stockholders, this Proxy Statement and accompanying proxy are first being mailed to stockholders on approximately April 12, 1999.

Proxy Information

  Your vote is important. Because many stockholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy. Stockholders may sign, date and mail their proxies in the postage-paid envelope provided. Proxies may be revoked at any time before they are exercised by written notice to the Secretary, by timely notice of a properly executed later dated proxy or by voting in person at the Annual Meeting.

  All shares of Common Stock, par value $.01 per share, of the Company ("Common Shares") entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the Common Shares represented by that proxy will be voted at the discretion of the person or persons holding such proxy.

  If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on those matters to the same extent as the person signing the proxy would be entitled to vote. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Stockholders Entitled to Vote

  Holders of record of the Common Shares at the close of business on April 2, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On March 1, 1999, there were 63,330,000 Common Shares outstanding. Each Common Share is entitled to one vote on each matter brought before the Annual Meeting. At March 1, 1999, there were also 10,000,000 shares of authorized preferred stock, none of which have been issued.

Security Ownership of Certain Beneficial Owners, Executive Officers and
Directors

  The following table sets forth information concerning the beneficial ownership of the Common Shares as of March 1, 1999, for (a) each person known to the Company to be a beneficial owner of more than five percent of the Common Shares; (b) each director and each of the nominees for director; (c) each executive officer designated in the section of this Proxy Statement captioned "Executive Compensation"; and (d) all directors and executive officers as a group. Except as otherwise noted, each person named below had sole voting and investment power with respect to such securities.

                                                         Amount
                                                      Beneficially  Percent of
    Name and Address(1)                                 Owned(2)   Common Shares
    -------------------                               ------------ -------------
Gary L. West(3)......................................  45,451,263      71.8%
Mary E. West(3)......................................  45,451,263      71.8%
Troy L. Eaden(4).....................................   8,516,250      13.4%
Thomas B. Barker.....................................      16,500        *
William E. Fisher....................................         500        *
Greg T. Sloma(5).....................................       2,300        *
Michael A. Micek.....................................      11,000        *
John W. Erwin........................................     444,555        *
Mark V. Lavin........................................       2,500        *
Michael M. Sturgeon..................................         --        --
All directors and executive officers as a
 group (14 persons)..................................  54,970,233      86.8%

--------
 * Less than 1%
(1) The address of each executive officer and director of the Company is c/o West TeleServices Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154.
(2) Under the rules of the Securities and Exchange Commission (the "SEC"), shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares (i) the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares, or (ii) the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.
(3) Common Shares held by the Wests are held in joint tenancy with right of survivorship. Voting power of these Common Shares is shared between them.
(4) Includes 1,516,250 Common Shares held by the Eaden Family Limited Partnership, of which Mr. Eaden is a general partner.
(5) Includes 900 Common Shares held by Mr. Sloma's daughter and voted by Mr. Sloma's wife as guardian.

                             ELECTION OF DIRECTORS

  The Board of Directors presently consists of six directors divided into three classes, each class serving for a period of three years. Two directors will be elected at the Annual Meeting to serve for a term expiring at the Company's annual meeting of stockholders to be held in the year 2002.

  The persons named in the enclosed proxy intend to vote such proxy for the election of each of the two nominees named below, unless the stockholder indicates on the proxy card that the vote should be withheld from any or all of such nominees. Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or retirement. Should any one or more of these nominees become unable to serve for any reason or, for good cause, will not serve, which is not anticipated, the Board of Directors may, unless the Board of Directors by resolution provides for a lesser number of directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees.

  The Board of Directors has proposed the following nominees for election as directors at the Annual Meeting.

  Nominees for Terms Expiring at the Annual Meeting of Stockholders to be held in the Year 2002:

                     Gary L. West
                     Greg T. Sloma

  The Board of Directors Recommends a vote FOR the election of the above named nominees for election as Directors.

Nominees for Terms Expiring in 2002

  Gary L. West co-founded WATS Marketing of America ("WATS") in 1978 and remained with that company until 1985. Mr. West joined the Company in July 1987 after the expiration of a noncompetition agreement with WATS. Mr. West has served as Chairman of the Board since joining the Company. Mr. West and Mary E. West are husband and wife. Mr. West is 53 years of age.

  Greg T. Sloma was appointed to the Board of Directors in 1997. Since 1996, Mr. Sloma has been the President and Chief Operating Officer of Data Transmission Network ("DTN"), an Omaha based provider of electronic information and communication services. Mr. Sloma served as an Executive Vice President and Chief Financial Officer of DTN prior to his promotion to his current position. Prior to joining DTN in 1993, Mr. Sloma was a tax partner with the accounting firm Deloitte & Touche. Mr. Sloma is 47 years of age.

Directors Whose Terms Will Expire in 2000

  Thomas B. Barker joined the Company in 1991 as Executive Vice President of West Interactive Corporation. Mr. Barker was promoted to President and Chief Operating Officer of the Company in March 1995. Mr. Barker was promoted to President and Chief Executive Officer of the Company in September of 1998. Prior to joining the Company, he served as President and Chief Operating Officer of Cue Network Corp., a provider of nationwide paging and satellite data distribution services. Mr. Barker is 44 years of age.

  William E. Fisher was appointed to the Board of Directors in 1997. Since 1993, Mr. Fisher has been director, Chairman of the Board, President and Chief Executive Officer of Transaction Systems Architects, Inc. ("TSA"), an Omaha based company which develops, markets and supports a broad line of software products and services primarily focused on facilitating electronic payments. Since 1991, Mr. Fisher has also served as Chief Executive Officer of Applied Communications, Inc., a subsidiary of TSA. Mr. Fisher is a director of BA Merchant Services, Inc. and Hypercom, Inc. Mr. Fisher is 52 years of age.

Directors Whose Terms Will Expire in 2001

  Mary E. West co-founded WATS in 1978 and remained with that Company until December 1985. In January 1986, she and Mr. Eaden founded the Company. Mrs. West has served as Vice Chair of the Company since 1987. Mrs. West and Mr. West are wife and husband. Mrs. West is 53 years of age.

  Troy L. Eaden co-founded the Company with Mrs. West in January 1986. He served as the principal executive of the Company since 1989 and has held the title of Chief Executive Officer from March 1995 until September 1998. Mr. Eaden served as Co-Chairman of the Board since September 1998. Mr. Eaden was employed by WATS from May 1980 to December 1985. Mr. Eaden is 36 years of age.

                      BOARD OF DIRECTORS AND COMPENSATION

  As described in the Restated Bylaws of the Company, the Board has authority to fix the number of directors and the Board has fixed the number of its members at six. The Board of Directors currently consists of the following six directors: Gary L. West, Mary E. West, Troy L. Eaden, Thomas B. Barker, William E. Fisher and Greg T. Sloma.

Committees of the Board of Directors

  The Board of Directors has established a Compensation Committee, comprised of Gary L. West, Troy L. Eaden, William E. Fisher and Greg T. Sloma (the "Compensation Committee"), which provides recommendations concerning salaries and incentive compensation for employees of, and consultants to, the Company. The Board of Directors has also established an Audit Committee, comprised of Troy L. Eaden, William E. Fisher and Greg T. Sloma (the "Audit Committee"), which reviews the results and scope of the annual audit of the Company's financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls. The Audit Committee also makes recommendations to the Board of Directors on the engagement of the independent accountants as well as other matters which may come before the Audit Committee or at the direction of the Board of Directors. The Board of Directors does not have a Nominating Committee.

Attendance at Meetings of the Board of Directors and of Committees

  The Board of Directors met five times during the fiscal year ended December 31, 1998. Each of the directors who served during such period attended at least 75% of the aggregate number of meetings of the Board of Directors and any committee of which they were members during such period. The Compensation Committee and the Audit Committee each met once during the fiscal year ended December 31, 1998.

Directors' Annual Compensation

  During the fiscal year ended December 31, 1998, each non-employee member of the Board of Directors received $31,000 in directors' fees including $25,000 for services performed on a Special Committee. The Company is obligated to reimburse the members of the Board of Directors for all reasonable expenses incurred in connection with their attendance at directors' meetings. No director made any claim for reimbursement in fiscal 1998. Members of the Board of Directors who are not employees of the Company receive $2,000 per meeting plus reasonable expenses incurred in connection with their attendance at directors' meetings. Pursuant to the 1996 Stock Incentive Plan (the "1996 Plan"), these directors are granted options to acquire 2,000 Common Shares as of the date of their first election to the Board of Directors (the "Initial Grant"). Each director also is granted options to purchase 1,000 additional Common Shares as of each of the Company's annual stockholders meetings provided that such director remains a member of the Board of Directors at such time (the "Annual Grant"). The options become vested and exercisable one year from the date such options are granted. Effective February 1, 1997, the Board of Directors adopted an amendment to the 1996 Plan that increased the Initial Grant from 2,000 Common Shares to 14,000 Common Shares and increased the Annual Grant from 1,000 Common Shares to 4,000 Common Shares. The vesting schedule for such options was changed to a three year period (for the Initial Grants and Annual Grants, respectively, options for 6,000 and 1,000 Common Shares vest on the first anniversary of the date of grant and options for 4,000 and 1,500 Common Shares vest on the second and third anniversary of the date of grant).

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table provides certain summary information concerning compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for each of the last three fiscal years. There were no stock appreciation rights outstanding during the fiscal year ended December 31, 1998.

                                                      Long Term
                                         Annual      Compensation
                                      Compensation      Awards
                                     --------------- ------------
                                                      Securities
                                                      Underlying    All Other
                              Fiscal Salary   Bonus    Options     Compensation
 Name and Principal Position   Year    ($)     ($)       (#)          ($)(1)
 ---------------------------  ------ ------- ------- ------------  ------------
Troy L. Eaden................  1998  285,787     --        --         5,000
 Co-Chairman of the Board      1997  262,095     --        --         4,750
 and Director(3)               1996  259,644     --        --         1,680

Thomas B. Barker.............  1998  415,000 263,048   800,000(5)     5,000
 President, Chief Executive    1997  306,419  59,758   650,000(2)     4,750
 Officer and Director(4)       1996  220,457 527,134   437,000        1,680

John W. Erwin................  1998  181,779 247,638   550,000(5)     5,000
 President--                   1997  160,599 248,234   460,000(2)     4,716
 Direct Teleservices           1996  177,752     --     76,000        2,729

Mark V. Lavin................  1998  172,502 273,727   400,000(5)     5,000
 President--                   1997  162,867 136,929   152,000(2)     4,750
 Operator Teleservices         1996  105,017     --    121,600          --

Michael A. Micek.............  1998  168,334 338,601   560,000(5)     5,000
 Chief Financial Officer,      1997  140,151 131,417   300,000(2)     4,750
  Executive                    1996  140,260 140,532   212,800        2,836
 Vice President--Finance and
  Treasurer

Michael M. Sturgeon..........  1998  203,612 212,082   360,000(5)     5,000
 Executive Vice President--    1997  200,960  44,601   152,000(2)     4,750
 Sales and Marketing           1996  350,000  23,479    91,200        3,470

--------
(1) These amounts, if any, reflect matching contributions made by the Company on behalf of each Named Executive Officer pursuant to the Company's Employee 401(k) Retirement Plan.
(2) These awards represent a grant of additional options as well as repricing of options previously granted in November 1996. See "Compensation Report on Executive Compensation and Stock Option Repricing."
(3) Mr. Eaden served as Chief Executive Officer from March 1995 to September 1998. Mr. Eaden has served as Co-Chairman of the Board since September 1998.
(4) Mr. Barker served as President and Chief Operating Officer from March 1995 to September 1998. Mr. Barker has served as President and Chief Executive Officer since September 1998.
(5) These awards represent a grant of additional options as well as repricing of options previously granted in June 1997 and January 1998. See "Compensation Report on Executive Compensation and Stock Option Repricing."

Option Grants in the Last Fiscal Year

  The following table sets forth options granted to the Named Executive Officers. The Company did not issue stock appreciation rights in fiscal 1998.

                                    Option Grants in Last Fiscal Year
                                            Individual Grants                            Potential
                         ---------------------------------------------------------- Realizable Value at
                         Number of                                                     Assumed Annual
                         Securities                                                 Rates of Stock Price
                         Underlying     % of Total                                      Appreciation
                          Options     Options Granted Exercise or                     for Option Term
                         Granted(1)    to Employees   Base Price     Expiration     --------------------
          Name              (#)       in Fiscal Year   ($ / Sh.)        Date         5% ($)    10% ($)
          ----           ----------   --------------- ----------- ----------------- --------- ----------
Troy L. Eaden...........      --            --            N/A            N/A           N/A       N/A

Thomas B. Barker........  650,000(2)       9.22         $9.6875   December 14, 2008 3,959,746 10,035,272
                          150,000(4)       2.13         $9.6875   December 14, 2008   913,788  2,315,832

John W. Erwin...........  460,000(2)       6.52         $9.6875   December 14, 2008 2,802,282  7,101,885
                           90,000(4)       1.28         $9.6875   December 14, 2008   548,273  1,389,499

Mark V. Lavin...........  152,000(2)       2.16         $9.6875   December 14, 2008   925,971  2,346,710
                           98,000(3)       1.39         $9.6875   December 14, 2008   597,008  1,513,010
                          150,000(4)       2.13         $9.6875   December 14, 2008   913,788  2,315,832

Michael A. Micek........  300,000(2)       4.25         $9.6875   December 14, 2008 1,827,575  4,631,664
                          260,000(4)       3.69         $9.6875   December 14, 2008 1,583,898  4,014,109

Michael M. Sturgeon.....  152,000(2)       2.16         $9.6875   December 14, 2008   925,971  2,346,710
                           98,000(3)       1.39         $9.6875   December 14, 2008   597,008  1,513,010
                          110,000(4)       1.56         $9.6875   December 14, 2008   670,111  1,698,277

--------
(1) These options represent a grant of additional options as well as a repricing of options previously granted in June 1997 and January 1998. See "Compensation Report on Executive Compensation and Stock Option Repricing."
(2) The options will vest and become exercisable at a rate of 20% on and after January 1, 2000, an additional 15% on each date of June 2, 2000; June 2, 2001; June 2, 2002 and June 2, 2003 and the final 20% on June 2, 2004. However, upon a change of control, all options will become fully vested. All options expire ten years after the date of the grant.
(3) The options will vest and become exercisable at a rate of 20% on and after January 1, 2000, an additional 15% on each date of January 1, 2001; January 1, 2002; January 1, 2003 and January 1, 2004 and the final 20% on January 1, 2005. However, upon a change of control, all options will become fully vested. All options expire ten years after the date of the grant.
(4) The options will vest and become exercisable at a rate of 25% on and after January 1, 2000, an additional 25% on each date of January 1, 2001; January 1, 2002 and January 1, 2003. However, upon a change of control, all options will become fully vested. All options expire ten years after the date of the grant.

  The following table sets forth the number of shares covered by options held by Messrs. Barker, Erwin, Lavin, Micek and Sturgeon, the Named Executive Officers who held options in 1998, and the value of the options as of December 31, 1998. None of the options were exercisable in 1998.

  Aggregated Option Exercises In Last Fiscal Year and Fiscal Year End Option
                                   Value(1)

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                    Options at           in-the Money Options
                                  Fiscal Year-End         at Fiscal Year-End
                                        (#)                       ($)
                             ------------------------- -------------------------
   Name                      Exercisable Unexercisable Exercisable Unexercisable
   ----                      ----------- ------------- ----------- -------------
Thomas B. Barker............     N/A        800,000        N/A        50,000
John W. Erwin...............     N/A        550,000        N/A        34,375
Mark V. Lavin...............     N/A        400,000        N/A        25,000
Michael A. Micek............     N/A        560,000        N/A        35,000
Michael M. Sturgeon.........     N/A        360,000        N/A        22,500

--------
(1) Based on a closing price of $9.75 per Common Share on December 31, 1998, all options were in the money at fiscal year end.

Employment Agreements

  Pursuant to an employment agreement dated as of June 30, 1991 and as amended October 1, 1998, Mr. Eaden's salary and bonus are determined annually by the Board of Directors. Mr. Eaden's employment shall terminate upon certain events including Mr. Eaden's death or disability, the sale of all or substantially all of the assets of the Company, termination of employment by the Company for cause or without cause, or Mr. Eaden's resignation. Upon termination of employment for any reason, the Company shall pay Mr. Eaden all salary through the date of termination, together with any bonuses declared by the Board of Directors with respect to Mr. Eaden's services prior to the effective date of termination. Mr. Eaden also agrees, for a period of two years following the termination of his employment, not to engage in any business competing for the customers or accounts of the Company and not to induce or attempt to induce any person employed by the Company at the time of Mr. Eaden's termination to leave his employment or agency with the Company.

  Thomas B. Barker, John W. Erwin, Mark V. Lavin, Michael A. Micek and Michael
M. Sturgeon serve the Company pursuant to employment agreements dated as of January 1, 1996, as amended September 1, 1998 for Mr. Barker, January 1, 1996, as amended September 1, 1998 for Mr. Erwin, July 1, 1996, as amended September 1, 1998 for Mr. Lavin, January 1, 1996, as amended September 1, 1998 for Mr. Micek and March 17, 1997, as amended February 22, 1999 for Mr. Sturgeon (the dates of the initial agreements are collectively referred to as the "Effective Date"). Each agreement had an initial term of two years. Each agreement will be automatically renewed, subject to prior termination, for successive one-year periods on the second anniversary of the respective Effective Date and each anniversary thereafter unless either party gives notice of non-renewal. These agreements provide, respectively, for the employment of Mr. Barker as President and Chief Executive Officer of the Company, for Mr. Erwin as the President--Outbound Services of the Company, for Mr. Lavin as President-- Operator Services of the Company, for Mr. Micek as Chief Financial Officer and Executive Vice President--Finance and for Mr. Sturgeon as Executive Vice President--Sales and Marketing. Under the respective agreements, Mr. Barker's base salary is $415,000 per year, Mr. Erwin's base salary is $165,000 per year, Mr. Lavin's base salary is $190,500 per year, Mr. Micek's base salary is $200,000 per year and Mr. Sturgeon's base salary $190,000 per year. The agreements also provide for an annual bonus determined at the discretion of the Board of Directors. In the event of death, termination for cause or without cause or resignation, the Company will pay any salary earned through the date of termination, any bonus earned at the end of the month immediately preceding the date of termination and all vested benefits, if any, as of the date of termination. In the event of a termination without cause or resignation, the employment agreements provide for the executive to remain as a consultant to the Company for at least twenty-four months following termination of employment. If the employee is terminated for cause, the Company, in its sole discretion, may elect to retain such executive as a consultant. During the consulting period, the executive will only be paid his annual base salary.

Board Compensation Committee Report on Executive Compensation and Stock Option Repricing

  The Company's executive compensation program is administered by the Compensation Committee. The Compensation Committee is currently composed of two non-employee directors and two employee directors. The Compensation Committee approves compensation objectives and policies as well as compensation plans and specific compensation levels for all executive officers. Prior to the initial public offering of the Company's Common Shares, compensation of the Company's executive officers was determined by Mr. Eaden. The Company subsequently formed the Compensation Committee in order to administer the executive compensation program commencing with the fiscal year ended December 31, 1997.

  The Compensation Committee seeks to provide a total compensation package that will motivate and retain key employees. The Compensation Committee also seeks to provide incentives to achieve short and long-term business objectives that will enhance the value of the Common Shares. When determining compensation amounts, the Compensation Committee considers (1) the base salary levels of executives with similar responsibilities in companies in a similar line of business, (2) the executive's experience in his or her position at the Company and in the line of business as well as his or her performance over a sustained period of time, and (3) the historical and projected financial performance of the Company and the particular division associated with the executive. An analysis of the financial performance includes a review of such measures as revenues, operating margin, net income, return on stockholders' equity, return on revenues, and total market value. The Compensation Committee makes a subjective determination based upon a collective consideration of all such factors. Compensation for the Named Executive Officers for the fiscal year ended December 31, 1998, was comprised of three components: (1) base salary, (2) cash bonuses and (3) long-term incentive compensation.

  The Compensation Committee has based bonuses for executive officers on the attainment of financial targets set forth in formulas described in each of their employment agreements. The formulas are individually tailored to motivate the particular executive in accordance with his or her position, his or her prior performance, and the potential impact he or she could have on the growth of sales and profit for the Company and the division with which he or she is associated. For the fiscal year ended December 31, 1998, the results of the Company and of the applicable individual divisions met the minimum objectives as set forth in each of the executive's employment agreements, and accordingly, each received a cash bonus.

  Long-term incentive compensation opportunities are provided through grants of stock options, stock appreciation rights, restricted stock awards, phantom stock unit awards, performance share unit awards and other stock bonus awards under the 1996 Plan. All grants are made at exercise prices which are at least equal to the fair market value of the Common Shares on the date of grant in order that executives can gain only when stockholders gain. In making grants under the plan for fiscal 1998, the Board of Directors considered an employee's position with the Company and relevant responsibilities, service, individual and Company performance and the anticipated length of future service. In addition to the 1996 Plan, the Company also sponsors the Company's 1997 Employees Stock Purchase Plan (the "Stock Purchase Plan") which provides employees the opportunity to purchase Common Shares through annual offerings to be made during the five year period commencing July 1, 1997.

  Grants of options to acquire Common Shares are utilized by the Company as an employment incentive to recruit and retain persons necessary for the development and financial success of the Company. The grant of options is provided for under the 1996 Plan which has 9,499,500 Common Shares for the grant of incentive awards. On January 1, 1998, 749,100 options were granted to employees at $15.625 per Common Share including 196,000 options granted to the Name Executive Officers. At December 13, 1998, 5,185,700 options were outstanding to employees and directors of the Company.

  On December 14, 1998, as a result of a decrease in the market price of the Common Shares during the 18 preceding months and recognizing that previously granted options had lost much of their incentive in motivating employees to remain with the Company and share in its overall financial goals, the Board of Directors authorized the repricing of 5,185,700 options including 1,910,000 options held by the Named Executive Officers and 44,000 options held by non-employee members of the Board of Directors. The options to purchase the Common Shares at prices ranging from $15.625 to $17.75 were surrendered by option holders in December of 1998 and replacement options ("Replacement Options") of 5,185,700 Common Shares with an exercise price of $9.6875 were issued. All Replacement Options retain their original vesting schedules but are subject to a 382 day period in which exercises are prohibited. The repricing was effected by granting Replacement Options at an exercise price of fair market value of the Common Shares at the close of business on December 14, 1998 ($9.6875), in exchange for the Old Options.

  In addition to the exchange of the Old Options for Replacement Options, the Company also issued additional options ("New Options") to purchase 1,810,000 Common Shares including 760,000 options granted to the Named Executive Officers with the same exercise price as the Replacement Options with respect to those who elected to have their Old Options repriced.

  The employee Replacement Options have terms and conditions that are similar to the Old Options, except for the exercise price and vesting period. Rather than vesting in certain percentages over a seven year period, the options previously granted on June 2, 1997 will now become vested with respect to 20% of the options granted on January 1, 2000, 15% on June 2, 2000, 2001, 2002 and 2003 and 20% on June 2, 2004. Rather than vesting in certain percentages over a seven year period, the options previously granted on January 1, 1998 will now become vested with respect to 20% of the options granted on January 1, 2000, 15% on January 1, 2001, 2002, 2003 and 2004 and 20% on January 1, 2005.
The director Replacement Options have terms and conditions that are similar to the Old Options, except for the exercise price and vesting period. Rather than vesting in certain percentages over a three year period, the options will now become vested in the same percentages over a three year period as the Old Options, however, the Replacement Options do not begin vesting until January 1, 2000. The New Options issued to officers and employees have terms and conditions similar to the Old Options, except for the exercise price and vesting period. The New Options granted, become vested with respect to 25% of the options granted on January 1, 2000, 2001, 2002 and 2003.

   The following table summarizes all repricing of options held by the Named Executive Officers in 1998:

                           TEN YEAR OPTION REPRICING

                                             Number of     Market       Exercise                Length of
                                            Securities    Price of      Price of             Original Option
                                            Underlying    Stock at      Stock at             Term Remaining
                                              Options    the Time of   the Time of    New      at the Date
                               Date of      Repriced or Repricing or  Repricing or  Exercise  of Repricing
          Name                Repricing       Amended   Amendment ($) Amendment ($)  Price    or Amendment
          ----            ----------------- ----------- ------------- ------------- -------- ---------------
Thomas B. Barker........  June 2, 1997        437,000      15.625         18.00      15.625       9 Years
President and                                                                                  5.8 Months
Chief Executive           December 14, 1998   650,000      9.6875        15.625      9.6875       8 Years
Officer                                                                                        6.6 Months

John W. Erwin...........  June 2, 1997         76,000      15.625         18.00      15.625       9 Years
President--Direct                                                                              5.8 Months
Teleservices              December 14, 1998   460,000      9.6875        15.625      9.6875       8 Years
                                                                                               6.6 Months

Mark V. Lavin...........  June 2, 1997        121,600      15.625         18.00      15.625       9 Years
President--Operator                                                                            5.8 Months
Teleservices              December 14, 1998   250,000      9.6875        15.625      9.6875       8 Years
                                                                                               6.6 Months

Michael A. Micek........  June 2, 1997        212,800      15.625         18.00      15.625       9 Years
Chief Financial Officer,                                                                       5.8 Months
Executive Vice            December 14, 1998   300,000      9.6875        15.625      9.6875       8 Years
President--Finance and                                                                         6.6 Months
 Treasurer

Michael M. Sturgeon.....  June 2, 1997         91,200      15.625         18.00      15.625       9 Years
Executive Vice                                                                                 5.8 Months
President--Sales and      December 14, 1998   250,000      9.6875        15.625      9.6875       8 Years
Marketing                                                                                      6.6 Months

  The Compensation Committee believes that the role of Chief Executive Officer is particularly important in reaching corporate objectives and accordingly review the Chief Executive Officer's compensation package annually based on his performance as Chief Executive Officer and the overall performance of the Company.

  For his service as Chief Executive Officer in the fiscal year ended December 31, 1998, Mr. Eaden received a base salary of $285,787. Mr. Eaden did not receive a cash bonus during 1998 and did not participate in the 1996 Plan.

  In connection with Mr. Barker's promotion to Chief Executive Officer in September 1998, the Committee determined his compensation as the Company's new Chief Excutive Officer, for the remainder of the 1998 fiscal year in a manner consistent with the guidelines and policies described above for the executive officers of the Company. The Committee determined that Mr. Barker should receive compensation in the form of a base salary, cash bonus and long term incentives. In establishing Mr. Barker's compensation, the Committee has compared his compensation with the compensation of the chief executive officers of the industry in relation to the relative performance of the Company with respect to the industry. For setting Mr. Barker's fiscal 1998 compensation, the Committee also considered the Company's performance during the fiscal year. For the fiscal year ended December 31, 1998 for serving as both President and Chief Operating Officer prior to September 1998 and as Chief Executive Officer and President after that time, Mr. Barker received a base salary of $415,000 and a cash bonus of $263,048. During 1998, Mr. Barker was granted options to purchase 800,000 Common Shares under the 1996 Plan.

  The Committee believes that each of Mr. Eaden's and Mr. Barker's actual compensation for the fiscal year was appropriate in light of the above considerations.

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally disallows a tax deduction to public companies for annual compensation over $1 million paid to each of the corporation's Chief Executive Officer and four other most highly compensated executive officers, except to the extent such compensation qualifies as "performance-based." Based on information currently available, the Compensation Committee believes that all compensation arrangements that could potentially result in the compensation of any Named Executive Officer exceeding $1 million will qualify as performance-based and that all compensation paid to the Company's Named Executive Officers will be fully deductible. Provided that other Company objectives are met, the Company intends to structure future incentive compensation arrangements for its Named Executive Officers in a manner that will allow such compensation to be fully deductible for Federal income tax purposes.

                                            The Compensation Committee
                                            Troy L. Eaden
                                            William E. Fisher
                                            Greg T. Sloma
                                            Gary L. West

Compensation Committee Interlocks And Insider Participation

  The Compensation Committee is presently composed of Troy L. Eaden, William
E. Fisher, Greg T. Sloma and Gary L. West. During the fiscal year ended December 31, 1998, the Compensation Committee met once, and during such time made all executive officer compensation decisions.

Performance Graph

  The following performance graph compares the Company's cumulative total stockholder return for the period since its initial public offering with the cumulative total return of the S&P 500 Index, an old composite group of companies (the "Former Composite Index") and a new composite group of companies (the "New Composite Index") in each case assuming an investment of $100 on November 26, 1996 and the accumulation and reinvestment of dividends through December 31, 1998. The Former Composite Index consists of companies that provide outsourced teleservices and is comprised of the following companies: APAC Teleservices, Inc., ICT Group Inc., Precision Response Corp, RMH Teleservices Inc., Sitel Corporation, Sykes Enterprises, Inc., Telespectrum Worldwide Inc. and Teletech Holdings, Inc. The New Composite Index has been expanded to consist of more of the companies that provide outsourced teleservices and is comprised of the following companies: AEGIS Communications Group, Inc., APAC Teleservices, Inc., Convergys Corporation, ICT Group Inc., Precision Response Corp, RMH Teleservices Inc., Sitel Corporation, Sykes Enterprises, Inc., Telespectrum Worldwide Inc. and Teletech Holdings, Inc. The total stockholder return for each company in the Composite Index has been weighted according to its market capitalization.

THIS PAGE CONTAINS A LINE GRAPH IN WHICH THE Y AXIS REPRESENTS DOLLARS AND THE X AXIS REPRESENTS DATES BEGINNING WITH NOVEMBER 26, 1996. THE VALUES ARE LISTED
ON THE FOLLOWING TABLE:

COMPARISON OF CUMULATIVE TOTAL RETURN*

-------------------------------------------------------------------------------
                                        11/26/96  12/31/96  12/31/97  12/31/98
-------------------------------------------------------------------------------
West TeleServices Corporation                100       126        67        54
-------------------------------------------------------------------------------
New Composite IndeX                          100        83        39        33
-------------------------------------------------------------------------------
Former Composite Index                       100        83        39        33
-------------------------------------------------------------------------------
S&P 500                                      100        98       131       168
-------------------------------------------------------------------------------

*ASSUMES $100 INVESTED ON NOVEMBER 26, 1996. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS. TOTAL RETURN BASED ON MARKET CAPITALIZATION.




Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and stockholders holding more than ten percent of the Common Shares to file reports of holdings and transactions in the Common Shares with the SEC. Officers, directors and greater than ten percent stockholders are required by the SEC to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during, or in respect of, the fiscal year ended December 31, 1998, except that Mark V. Lavin did not file a Form 4 on a timely basis for one acquisition of Common Shares; John W. Erwin improperly reported one acquisition and three dispositions of Common Shares on Form 4; Steve M. Stangl did not file a Form 3 on a timely basis; each of William E. Fisher and Greg T. Sloma did not file a Form 5 on a timely basis for a grant of options to purchase Common Shares in 1997; and each of the officers of the Company did not file a Form 5 on a timely basis for a grant of options to purchase Common Shares in 1997.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

  The Company leases a building located at 9910 Maple Street, Omaha, Nebraska, which houses administrative offices and one of its call center operations. The building has 42,000 square feet of leasable space and is situated on a parcel of land of approximately 4.4 acres. This building is owned by 99-Maple Partnership, a partnership owned and controlled by Gary L. West, the Company's Co-Chairman of the Board, and Mary E. West, the Company's Vice Chair of the Board and Secretary. This lease commenced on April 1, 1988, and was renewed on September 1, 1994, for a term of ten years. For the period commencing September 1, 1998 and ending August 31, 1999, the rent is $66,965 per month, which rent increases each year thereafter at a rate of approximately six percent. For the period commencing September 1, 2003, and ending August 31, 2004, the rent will be $89,635 per month. In addition to payment of rent, the Company is obligated to pay all taxes, insurance and maintenance pertaining to the building.

  The Company, Gary L. West, Mary E. West, Troy L. Eaden and each of the former stockholders of the West Affiliates entered into a Registration Rights Agreement (the "Registration Rights Agreement") as of November 25, 1996, which, among other things, provides that upon the request of the Wests or Mr. Eaden, the Company will register under the Securities Act of 1933, as amended, any of the Common Shares currently held by or acquired in the future by the foregoing (a "Demand Registration"). The Wests, collectively, and Mr. Eaden, individually, each will have the right to request four Demand Registrations. Each of the foregoing and each of the seven other former stockholders of the West Affiliates will have the right, which may be exercised at any time and from time to time in the future, to include the Common Shares held by him or her in certain other registrations.

  West Telemarketing Insurance Agency, Inc. ("West Insurance") is a Texas corporation which is wholly-owned by John W. Erwin, the Company's President of West Telemarketing Corporation Outbound. West Insurance is a licensed insurance agency formed in June 1996 under the laws of Texas to service a client of West Telemarketing Corporation Outbound in the insurance industry. These arrangements are set forth in a Personnel Company Subscriber Service Agreement, dated as of November 12, 1996. West Telemarketing Corporation Outbound pays hourly fees to West Insurance for its agents' services, which fees have averaged approximately $186,000, per month in the fiscal year ended December 31, 1998. Neither West Insurance nor Mr. Erwin has made any profit in connection with this arrangement and neither is expected to do so in the future. Mr. Erwin entered into a Stock Redemption Agreement, dated April 9, 1996, with Gary L. West, Mary E. West and Troy L. Eaden restricting the transfer of his West Insurance stock and providing for the option by the Wests and Mr. Eaden to acquire his West Insurance stock in the event of his death, disability or termination of employment with West Insurance or at any other time they desire. This Stock Redemption Agreement was assigned to the Company by the Wests and Mr. Eaden, effective upon the closing of the Company's initial public offering pursuant to an Assignment and Assumption Agreement, dated as of November 12, 1996.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

  The Board of Directors has appointed Deloitte & Touche LLP ("Deloitte & Touche") to be the Company's auditors for the fiscal year ending December 31, 1999 and recommends to stockholders that they vote for ratification of that appointment. Deloitte & Touche served in this capacity for the fiscal year ended December 31, 1998. Its representative will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions. The appointment of auditors is approved annually by the Board of Directors and subsequently submitted to the stockholders for ratification. The decision of the Board of Directors is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of nonaudit services, and the estimated fees for the coming year. The Audit Committee also reviews and approves proposed nonaudit services to ensure that they will not impair the independence of the auditors.

  The Board of Directors recommends a vote FOR this proposal.

                                 OTHER MATTERS

Required Vote

  The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally at the Annual Meeting is necessary to constitute a quorum. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A "broker non-vote" occurs when a nominee holding Common Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

  A plurality of the votes duly cast is required for the election of directors (i.e., the nominees receiving the greatest number of votes will be elected). The affirmative vote by the holders of the majority of the Common Shares present in person or represented by proxy and entitled to vote on the matter is required to approve any other matter to be acted upon at the Annual Meeting. For purposes of determining whether a matter has received the required number of votes for approval, abstentions will be included in the vote totals with the result that an abstention has the same effect as a negative vote. A "broker non-vote" will not be included in the vote totals and, therefore, will have no effect on the vote.

Stockholder Proposals

  Stockholders who intend to present proposals at the 2000 annual meeting of stockholders, and who wish to have such proposals included in the Company's Proxy Statement for the 2000 annual meeting of stockholders, must ensure that such proposals are received by the Secretary of the Company at 11808 Miracle Hills Drive, Omaha, Nebraska 68154, not later than December 14, 1999. In the event that the 2000 annual meeting of stockholders is called for a date that is not within thirty (30) days before or after May 12, 2000, in order to be timely, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Company's Proxy Statement for the 2000 annual meeting of stockholders. Any stockholder interested in making a proposal is referred to Article II Section 11 of the Company's Restated Bylaws.

Solicitation of Proxies and Other Matters

  At the date this Proxy Statement went to press, management does not know of any other matters to be brought before the Annual Meeting other than those referred to above. If any matter should be presented at the Annual Meeting upon which a vote properly may be taken, the Common Shares represented by the proxy will be voted at the discretion of the person or persons holding such proxy. The entire cost of soliciting management proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally by directors, officers or regular employees of the Company, who will not be compensated for their services. Management of the Company intends to request banks, brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Shares held of record by such persons and entities.

  The Company will provide to any stockholder a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 free of charge upon written request to its Secretary at 11808 Miracle Hills Drive, Omaha, Nebraska 68154.

                                          Thomas B. Barker
                                          President and Chief Executive
                                           Officer

Dated: April 5, 1999

                          WEST TELESERVICES CORPORATION
                            11808 Miracle Hills Drive
                              Omaha, Nebraska 68154

           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Gary L. West, Mary E. West and Troy L. Eaden, and each of them, attorneys and agent, with power of substitution, in each of them for and in the name and place of the undersigned, to vote as proxy the number of shares of Common Stock that the undersigned would be entitled to vote if then personally present at the 1999 Annual Meeting of the Stockholders of West TeleServices Corporation to be held at the Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska on Wednesday, May 12, 1999 at 9:00 a.m., Central Daylight Time, or at any adjournment or postponement thereof, as designated on the reverse side hereof.


                (change of address)

                --------------------------------------------

                --------------------------------------------

                --------------------------------------------





                [UP ARROW] FOLD AND DETACH HERE [UP ARROW]

Please mark your X votes as in this example.

     This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the nominees in proposal 1 and FOR proposal 2.

--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR the nominees in proposal 1 and FOR proposal 2.
--------------------------------------------------------------------------------
    FOR ALL NOMINEES         WITHHOLD AUTHORITY TO VOTE

1.  Election of  Directors                                    Gary L. West
    (See reverse)                                             Greg T. Sloma
For, except vote withheld from the following nominee(s):
                                                              Change of Address
                                                              On Reverse Side

 -----------------------------------------------------

                                                   FOR     AGAINST     ABSTAIN

2.   Ratification of appointment of Deloitte
     & Touche LLP as auditors
--------------------------------------------------------------------------------

                                The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments or postponements thereof.

                                Please sign exactly as name appears hereon.
                                Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                                ------------------------------------------------

                                ------------------------------------------------
                                SIGNATURE(S)                          DATE

                   [UP ARROW] FOLD AND DETACH HERE [UP ARROW]